Exhibit 99.1

Triumph Bancorp Announces Closing of Initial Public Offering

DALLAS – November 13, 2014 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) announced today that it has completed its initial public offering of 6,700,000 shares of its common stock at a price to the public of $12.00 per share. Triumph’s common stock began trading on the NASDAQ Global Select Market on November 7, 2014, under the ticker symbol “TBK”.

Sandler O’Neill + Partners, L.P., Evercore and Wells Fargo Securities, LLC acted as joint book-runners for the offering. Keefe Bruyette & Woods, Inc. and Nomura Securities International, Inc. acted as co-managers for the offering.

The underwriters have a 30-day option, which commenced November 6, 2014, to purchase up to an additional 1,005,000 shares of common stock from Triumph at the initial public offering price of $12.00 per share, less the underwriting discount to cover over-allotments, if any.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., Attention: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, telephone: 1-866-805-4128 or email: syndicate@sandleroneill.com; Evercore, Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, telephone: 1-877-993-2673; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152-4077, telephone: 1-800-326-5897 or email:cmclientsupport@wellsfargo.com.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, specialty finance and asset management activities. We conduct banking activities through our two wholly owned bank subsidiaries, Triumph Savings Bank, SSB and Triumph Community Bank, N.A. Our banking operations include a full suite of lending and deposit products and services focused on our local market areas, as well as commercial finance products include factoring, asset-based lending, equipment lending and healthcare lending products offered on a nationwide basis. www.triumphbancorp.com

Important Information

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 6, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com

214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com

214-365-6930